                                                                     EXHIBIT 4.3

                      AGREEMENT AND NOTICE OF CONVERSION
                      ----------------------------------


     THIS AGREEMENT AND NOTICE OF CONVERSION is dated effective as of May 1, 2000 (this "Agreement"), by and among John A. Phillips, Dean A. Phillips (together, the "Holders") and Aristotle Publishing, Inc., a Delaware corporation (the "Company"):

     WHEREAS, the Company delivered a promissory note dated September 17, 1999 (the "Note") to the Holders; and

     WHEREAS, the aggregate principal sum of the Note was $308,139.45, to be repaid without interest; and

     WHEREAS, the outstanding balance on the Note of even date herewith is $308,139.45; and

     WHEREAS, pursuant to Section 3 of the Note, the outstanding balance on the Note may be converted into a certain number of the Company's Series A Preferred Stock at the election of the Holders; and

     WHEREAS, the Holders desire to convert the entire balance outstanding on the Note into Series A Preferred Stock upon the closing of the initial public offering of the Company's common stock (the "IPO").

     NOW, THEREFORE, in consideration of the foregoing, the Company and the Holders hereby agree as follows:

     1. This Agreement shall constitute notice to the Company of the Holders' intent to exercise the option to convert the outstanding balance on the Note into shares of the Company's Series A Preferred Stock upon the closing of the IPO. This notice contained herein shall specifically be deemed to satisfy all notice requirements contained within Section 3 of the Note.

     2. This notice of conversion shall be deemed irrevocable.

     3. Upon the closing of the IPO, the Company shall issue to the Holders 112,050 shares of the Company's Series A Preferred Stock, such number having been determined by dividing the outstanding balance on the Note by the Original Series A Issue Price (as such term is defined in the Company's Restated Certificate of Incorporation). The Holders acknowledge and agree that concurrent with the closing of the IPO, the Company's Series A Preferred Stock will be converted into shares of the Company's common stock.

     4. Upon the closing of the IPO, the Note shall be extinguished, deemed paid in full, and shall be returned by the Holders to the Company marked "Cancelled."

     5. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed as of the date and the year first above written.



                                   ARISTOTLE PUBLISHING, INC.


                                   By: /s/ JOHN A. PHILLIPS
                                           -----------------------------
                                   Its:    Chief Executive Officer



                                   /s/  JOHN A. PHILLIPS
                                   -------------------------------------
                                        John A. Phillips


                                   /s/  DEAN A. PHILLIPS
                                   -------------------------------------
                                        Dean A. Phillips